UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 28, 2008

(Date of Earliest Event Reported)

Guidance Software, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33197	95-4661210
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

215 North Marengo Avenue, Pasadena, California	91101
(Address of Principal Executive Offices)	(Zip Code)

(626) 229-9191

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01	Entry Into A Material Definitive Agreement

On November 28, 2008, the Company entered into the following business agreements (“Agreements”) with Oracle USA, Inc.:

1)	Oracle PartnerNetwork Embedded Software License Distribution Agreement
2)	Amendment One to the Oracle PartnerNetwork Embedded Software License Distribution Agreement between Guidance Software, Inc. and Oracle USA, Inc.
3)	Outside In Buyout Addendum to the Embedded Software License Distribution Agreement between Guidance Software, Inc. and Oracle USA, Inc.
4)	Payment Plan Agreement between Oracle Credit Corporation and Guidance Software, Inc.
5)	ISV Payment Schedule Agreement between Oracle Credit Corporation and Guidance Software, Inc.

The Agreements extend the right of the Company to continue to market and distribute the “Stellent Outside In” “Outside Content Access” and “Outside In Viewer Technology” software (collectively, the “Software”). Oracle USA, Inc. is a successor in interest to Stellent Chicago Sales, Inc., which granted Company the right to market and distribute the Software under a license with Company dated June 30, 2005, and which license expires by its terms on or before, December 15, 2008.

The Agreements grant Company certain rights, including distribution rights of up to 35,000 units of the Software until November 27, 2012, to licensees of the Company’s EnCase Enterprise software in exchange for the payment of certain license and support fees from Company to Oracle USA, Inc. The Agreements also include an ordinary course financing arrangement between Company and Oracle Credit Corporation under which Oracle Credit Corporation granted certain payment terms to Company.

Oracle USA, Inc. and the Company have previously entered into commercial agreements in the ordinary course of business that grant the other party certain rights towards the respective commercially available products of the other, and, with the exception of such commercial agreements, the Company is not aware of any other material relationship or conflicts of interest between the Company and Oracle USA, Inc.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 4, 2008	Guidance Software, Inc.

	By:	/s/ Victor Limongelli
	Name:	Victor Limongelli